The Alkaline Water Company Receives Nasdaq Notice on Late Filing of Its Form 10-K

SCOTTSDALE, Ariz. (July 21, 2023)(BUSINESS WIRE)--The Alkaline Water Company Inc. (NASDAQ: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, today announced that it received a deficiency letter (the "Letter") on July 18, 2023 from the Listing Qualifications Department of The Nasdaq Stock Market (the "Nasdaq"). The Letter notified the Company that since the Company had not yet filed its Form 10-K for the year ended March 31, 2023 (the "Form 10-K"), it no longer complies with the Nasdaq's Listing Rule 5250(c)(1) (the "Rule") relating to the Company's obligation to file periodic financial reports for continued listing. The Letter further stated that the Company has 60 calendar days to submit a plan (the "Plan") to regain compliance and if the Nasdaq accepts the Plan, the Nasdaq can grant an exception of up to 180 calendar days from the Form 10-K's due date, or until January 10, 2024, to regain compliance.

The Letter requested that the Company submit the Plan no later than September 18, 2023. If the Nasdaq does not accept the Plan, the Company will have the opportunity to appeal that decision to the Nasdaq Hearings Panel.

The Company is working to satisfy the Nasdaq's requirements in a timely manner. Filing the delinquent Form 10-K would satisfy this obligation, however, there can be no assurance that the Company will regain compliance with the Rule or maintain the listing of its common stock on the Nasdaq. The Company wishes to reassure its stakeholders that it remains committed to fulfilling all requirements set forth by the Nasdaq and will leverage all available resources within its means to maintain its listing. If the Company's common stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that its common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group.

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked "Clean Beverage" label.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, that filing the delinquent Form 10-K would satisfy this obligation; that the Company will regain compliance with the Rule or maintain the listing of its common stock on the Nasdaq; that the Company is committed to fulfilling all requirements set forth by the Nasdaq and will leverage all available resources within its means to maintain its listing; and that if the Company's common stock ceases to be listed for trading on The Nasdaq Capital Market, the Company would expect that its common stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. The material assumptions supporting these forward-looking statements include, among others, that the Company will be able to file its late Form 10-K; the Company will continue to be able to comply with the Nasdaq listing rules; and that the Company will be able to obtain additional capital to satisfy the capital expenditure requirements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the fluctuation in the market price of the Company's shares of common stock; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations, and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com